Exhibit 10.71
     PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH PORTIONS ARE DESIGNATED “***”.
     THIS SUPPLY AGREEMENT (“Agreement”), is made and entered into as of the 1st day of February, 2007 (the “Effective Date”), between AP Exhaust Products, Inc., a North Carolina corporation, with a mailing address of 300 Dixie Trail, Goldsboro, NC 27530 ATTN: Executive Vice President (“Supplier”), and Monro Service Corporation (“Customer” and, together with the Supplier, the “Parties”), a Delaware corporation, with a mailing address of 200 Holleder Parkway, Rochester, NY 14615 ATTN: Vice President — Merchandising and General Counsel.
W I T N E S S E T H:
     WHEREAS, the Customer purchases and supplies products used at the retail locations operated by Monro Muffler Brake, Inc. (“Monro”), which are identified on the attached Schedule A, which Schedule will be amended from time to time to reflect locations opened, acquired or closed by Monro during the term hereof (the “Monro Locations”);
     IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH IN THIS AGREEMENT, and other good, valuable and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, Supplier hereby agrees to sell and deliver, and Customer hereby agrees to purchase, receive and pay for, the products described below for use at the Monro Locations on the following terms and conditions:
1. TERM. This Agreement shall be in effect for a term of sixty (60) months commencing February 1, 2007 and continuing through January 31, 2012. This Agreement shall remain in effect unless terminated pursuant to the provisions of Section 8 hereof. This Agreement has an established term and shall not automatically renew upon its expiration.
2. PRODUCTS. From time to time, Supplier shall sell and deliver, and Customer shall purchase, pay and provide safe access for the delivery of certain automotive exhaust-related products, including mufflers, tail pipes, exhaust pipes, catalytic converters, tubing and other related or ancillary exhaust items (together, the “Products”) for purposes of stocking and selling such Products at the Monro Locations. Supplier shall provide Customer with promotional materials sufficient to supply Customer’s stores, and include Supplier in any marketing programs that are offered in the marketplace for promotion of the Products at the sole discretion of the supplier.
3. PRICE/PAYMENT. Supplier shall furnish a copy of its published “Jobber” price sheet, also known as its “Blue Sheet” to the Customer for all Products available at the time of this Agreement, incorporated in this Agreement as the attached Schedule B, and shall from time to time provide the Customer with updates as new Products become available. Pricing in effect as of the Effective Date of this Agreement shall remain in force for a period of one (1) year without increase. Customer shall be invoiced at the net price of the published “Jobber” price sheet ***. Any and all subsequent price adjustments shall not exceed industry published increase percentages and shall be priced in order that the customer is charged at the lowest price of any equivalent gross volume customer of the supplier. Customer shall have the right to audit Suppliers compliance with this pricing policy by providing seventy-two (72) hours notice. Supplier shall furnish customer a letter certifying compliance with this pricing policy on an annual basis on the anniversary of the agreement. If compliance with law prevents Supplier from charging or Customer from paying the price provided in this Agreement, any resulting failure to perform shall be excused pursuant to Section 5 hereof. Each delivery hereunder shall be considered a separate sale.
     Customer shall remit payment for Products sold and delivered by Supplier on an invoice-by-invoice basis with payment terms ***.
4. PRODUCT IDENTIFICATION. Supplier shall have the right at any time to change or discontinue use of any trademark, service mark, grade designation, trade dress, trade name or other indication of source of origin (“Marks”) under which the Products are sold. If Supplier discontinues the use of any Mark which the Customer, in its sole discretion, deems as being detrimental to its on-going business, the Customer shall have the right to terminate this Agreement under the conditions outlined below. Customer shall use commercial best efforts to maintain the quality, good name and reputation of Supplier and the Products. Supplier grants to Customer a license to use the Marks only to identify the Products. Customer shall not bring or cause to be brought any proceedings, either administrative or judicial in nature, contesting Supplier’s ownership of rights to, or registrations of the Marks.
5. FORCE MAJEURE. The Parties to this Agreement shall not be responsible for any delay or failure to perform under this Agreement (other than to make payments when due hereunder) if delayed or prevented from performing by act of God; transportation difficulty; strike or other industrial disturbance; any law, regulation, ruling, order or action of any governmental authority; any allocation or shortage of product, as determined by Supplier in its sole discretion; or any other cause or causes beyond such party’s reasonable control whether similar or dissimilar to those stated above.
6. COMPLIANCE WITH LAWS/TAXES. Each Party shall, at its own expense:
(i)	comply with all applicable laws, regulations, rulings and orders, including without limitation those relating to taxation, workers’ compensation, and environmental protection; and

(ii)	obtain all licenses and permits necessary to fulfill it obligations hereunder.
     Further, Customer shall pay directly, or shall otherwise reimburse Supplier on demand if paid by Supplier, all taxes, inspection fees, import fees, and other governmental charges imposed upon this Agreement, the Products, or on the sale, purchase, handling, storage, advertising, distribution, or resale of the Products.
7. SUPPLIER’S RIGHT TO INSPECT. Upon no less than seventy-two (72) hours prior written notice to Customer, Supplier, or its authorized agents, shall have the right, but not the obligation, to inspect, a Monro Location during business hours.
8. TERMINATION; REMEDIES. This Agreement may be terminated prior to the expiration hereof only by mutual consent of the Parties in writing or if any one or more of the following events occur during the term:
(i)	by Supplier, if Customer defaults in the performance of or breaches any provision of Section 4 of this Agreement and fails to cure such default within sixty (60) days;

(ii)	by either Party if the other party materially defaults in the performance of or breaches any other provision of this Agreement and does not cure the same within sixty (60) days after notice of such default or breach;

(iii)	by either of the Parties if, with respect to the other party, any proceeding in bankruptcy is filed, or any order for relief in bankruptcy is issued, by or against such party, or if a receiver for such party or its premises is appointed in any suit or proceeding brought by or against party, or if there is an assignment by such party for the benefit of that party’s creditor(s);

(iv)	by Customer, if Supplier is acquired, either directly or indirectly, through the sale of assets, merger, or otherwise;

(v)	by Supplier, if the Customer is acquired, either directly or indirectly, through the sale of assets, merger, or otherwise; or

(vi)	by Customer, immediately in the event that a change of control of Supplier shall result in a party, person or corporate entity controlling a majority share of Supplier and such party, person or corporate entity shall be a citizen of, or based in, a country which is, or becomes, listed on the United States of America’s Department of State’s Office of Defense Trade Control’s Embargo Reference Chart.
     Nothing contained herein shall be deemed to limit or otherwise restrict any right, power, or remedy of the Parties. All rights, powers, and remedies shall be cumulative and concurrent and the exercise of one or more rights, powers or remedies existing under this Agreement or now or hereafter existing at law or in equity, shall not preclude the subsequent exercise by either party of any other right, power or remedy.
9. NOTICE. Any written notice required or permitted to be given under this Agreement shall be sufficient for all purposes hereunder if in writing and personally delivered or sent by any means providing for return receipt to the address and authorized representative(s) provided for the party in question in the heading of this Agreement. Either of the Parties may change the mailing address or other information provided for it in the heading hereof by written notice given in accordance with this Section.
10. FREIGHT. Supplier agrees to deliver Products to the Customer at up to five (5) warehouse destinations, ***.
     Supplier agrees to allow the Customer to, from time to time, elect to transport an order from the Supplier’s designated shipping/receiving point. If Customer shall elect to transport an order to or from Supplier, Supplier will issue a credit to the Customer equaling the prevailing freight charge of the Supplier’s preferred motor carrier.

11. TURN TIME. Except for events contemplated by Section 5, Supplier shall ship all orders placed by Customer within fourteen (14) working days from receipt of order. Supplier shall notify Customer within forty-eight (48) hours of receipt of a purchase order as to any Products, which will not be shipped to Customer for that specific purchase order. Supplier shall not hold or back order any products to Customer, and all orders shall be designated as “ship or cancel” by both Parties. It is acknowledged if Supplier is unable to ship all or any portion of Customer’s orders in accordance with the terms of this Section 11, then Customer may obtain similar products from another source, including, but not limited to, a competitor of Supplier.
12. INITIAL STOCK READJUSTMENT. Notwithstanding Section 13, Supplier shall accept a return *** of Customer’s existing inventory imbalance and overstock of exhaust-related products. The amount shall be calculated as the sum of the applicable price per each item accepted by Supplier, as such price is reflected on the books and records of Customer. Such return shall be executed immediately upon the Effective Date of this Agreement ***.
13. STOCK ADJUSTMENT. Supplier shall accept a return of any Products that are declared “obsolete” by Supplier. Such return shall occur no less often than once per year and shall include any items declared “obsolete” by Supplier or by Supplier’s predecessor.
     *** Supplier shall accept a return of any of Customer’s inventory where the Supplier’s provided Product is not an exact duplicate of the preceding supplier and Customer shall purchase replacement Product for such items from Supplier.
     *** Supplier shall accept a return of any remaining inventory that was purchased from the preceding supplier.
     All returns contemplated in this Section 13 shall be reimbursed to Customer at the Customer’s then average cost per item, and a credit shall be issued in full to Customer ***, Section 12 not withstanding.
14. PRODUCT DEFECT/WARRANTY.
(i)	Supplier shall be liable for quality of materials and workmanship in the production of Product, so long as Product has not been installed on a vehicle belonging to a patron of Customer.

(ii)	Notwithstanding Section 14.i, in the event of Product recall or production problem resulting in a “batch” or “lot” of Product defects, Customer may return such Product for replacement Products.

(iii)	Provisions of this Section shall pertain retroactively to all exhaust-related products existing in the Customer’s inventory as of the Effective Date of this Agreement.
15. ETHICAL BUSINESS PRACTICE. Customer and Supplier, respectively, acknowledge that each of its employees are required to maintain the highest standards of honesty, integrity and trustworthiness. In particular, reference is made to Monro’s “Code of Ethics” which applies to all employees of Customer. As such, both Parties affirm that they will conduct themselves with respect to this Agreement in accordance with these standards.
16. PRODUCT CATALOGS. Supplier agrees to provide complete and accurate catalog information to Customer. Such information shall be provided annually in physical booklet form with sufficient quantity to supply all Monro Locations. Additionally, Supplier shall provide electronic catalog data on a regular basis, or as often as requested by Customer’s electronic catalog operation. All electronic data must be supplied in the then current format specified by the Automotive Aftermarket Industry Association (“AAIA”).
(i)	Electronic information Product coverage will be provided for a minimum of 95% of all vehicles serviced by Customer during the current and preceding twenty (20) years, with the exception of any items declared obsolete by the Supplier or its predecessor;

(ii)	Electronic information will be updated at least annually, and provided in its entirety;

(iii)	Corrections of identified erroneous electronic information will be provided monthly;

(iv)	Electronic information will provide the correct part information for the specific vehicle application, without regard to Customer’s decision to stock such part; and

(v)	Supplier shall provide, upon release of same, a quantity of each catalog, specification guide or other such media, in an amount sufficient to supply each location operated or managed by Customer and Monro.
     Failure to provide catalog information as outlined above will result in Customer obtaining the information and/or print catalog editions in a manner most expeditious and beneficial to Customer. Supplier agrees to reimburse Customer for any and all costs associated with having to obtain catalog information from alternate source(s) ***.
17. INDEPENDENT CONTRACTOR. The business conducted by Customer at Customer’s premises shall be the independent business of Customer, and the entire control and direction of the activities of such business shall be and remain with Customer. Customer shall not be the employee or agent of Supplier, and Customer shall make no representation to the contrary.
18. TIME OF THE ESSENCE/WAIVER. In performing all obligations under this Agreement, time is of the essence. The failure of either of the Parties hereto to exercise any right such party may have with respect to breach of any provision of this Agreement shall not impair or be deemed a waiver of such party’s rights with respect to any continuing or subsequent breach of the same or any other provision of this Agreement.
19. EXECUTION AND ACCEPTANCE. This Agreement or any modification hereof shall not be binding until it has been duly accepted by Supplier, as evidenced by the signature of one of Supplier’s authorized officers or representatives in Supplier’s Goldsboro, North Carolina offices, and accepted by Customer, as evidenced by the signature of one of Customer’s authorized officers or representatives in Customer’s Rochester, New York offices with executed counterparts delivered to the each of the other Parties. Commencement of business between the Parties prior to such acceptance, signature and delivery of a counterpart shall not be construed as a waiver of this condition.
20. ENTIRETY OF CONTRACT. This writing is intended by the Parties as the final, complete and exclusive statement of the terms, conditions and specifications of their agreement and is intended to supersede all previous oral or written agreements and understandings between the parties relating to its specific subject matter. No employee or agent of Supplier has authority to make any statement, representation, promise or agreement not contained in this Agreement. No prior stipulation, agreement, understanding or course of dealing between the parties or their agents with respect to the subject matter of this Agreement shall be valid or enforceable unless embodied in this Agreement. No amendment, modification or waiver of any provision of this Agreement shall be valid or enforceable unless in writing and signed by all parties to this Agreement. This Agreement shall supersede, and shall not be modified or amended in any way by the terms of, any purchase order which may be issued by Customer for the purchase of product hereunder.
21. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, the application of such provision to any other person or circumstance and the remainder of this Agreement will not be affected thereby and will remain in full effect.
22. GOVERNING LAW. THIS AGREEMENT HAS BEEN DELIVERED AND ACCEPTED AND SHALL BE DEEMED TO HAVE BEEN MADE AT ROCHESTER, NEW YORK. Any dispute, claim or controversy arising out of or related to this Agreement (or any of the Agreements attached hereto as exhibits) or breach, termination or validity thereof, may be, by mutual consent of the Parties, settled by arbitration conducted expeditiously in accordance with the commercial Arbitration Rules of the American Arbitration Association (“AAA”). Within ten (10) business days of the filing of arbitration, the Parties shall select a sole independent and impartial arbitrator in accordance with such Rules. If the Parties mutually agree to arbitration, but are unable to agree upon an arbitrator within such period, the AAA will appoint an arbitrator on the eleventh (11th) day, which arbitrator shall be experienced in commercial matters. The arbitrator will issue findings of fact and conclusions of law to support his/her opinion and is not empowered to award damages in excess of compensatory damages. The place of arbitration shall be Rochester, New York. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Notwithstanding any of the foregoing, either party may seek remedy through the courts, including, without limitation, injunctive relief, prior and without prejudice to arbitration in accordance with this provision. THE PARTIES HEREBY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING DIRECTLY OR INDIRECTLY HEREUNDER.
     Notwithstanding anything contained in this Agreement, neither party shall be liable in any arbitration, litigation or other proceeding for anything other than actual, compensatory damages.
     IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first written above.

Monro Service Corporation	AP Exhaust Products, Inc.

By:	By:

Print Name:	Print Name:

Title:	Title:

Witness:	Witness: